CounterPath Announces Proposed Offering of

Convertible Debentures

VANCOUVER, CANADA – November 20, 2006 – CounterPath Solutions, Inc. (OTCBB: CTPS), a provider of VoIP (Voice over IP) and Video over IP softphones, today announced its intention to sell convertible debentures in the principal amount of up to $4 million. The private placement led by KMB Trac Two Holdings Ltd. will close on or before November 30, 2006.

The convertible debentures will be senior unsecured obligations of the Company at an interest rate of 5.0% per annum, payable quarterly and will mature two years after issuance. At the option of the investors, the debenture may be converted into shares of the Company’s common stock at a conversion price of $0.40 per share. Under the terms of the private placement, the investors will also acquire warrants for the purchase of up to 5.0 million shares of the Company’s common stock, exercisable for three years at a price of $0.80 per share. The Company will not be paying any broker’s or finder’s fees in connection with this private placement.

The outstanding $2 million convertible debenture held by KMB Trac Two Holdings Ltd. will represent $2 million of the purchase price and will be cancelled on closing. In addition, the outstanding warrants for the purchase of up to 2.5 million common shares at a price of $0.80 per share, which were issued in connection with the outstanding convertible debenture, will be cancelled.

The net $2 million proceeds of the offering will be used to (1) expand the development and marketing of our core products, (2) develop additional products, and (3) for general corporate purposes.

The securities to be issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For more information, contact:

David Karp, CFO

+1.604.320.3344 x114

ir@counterpath.com